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                                                                    Exhibit 99.1

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made as of May 26, 2006 by and between Tribune Company, a corporation organized and existing under the laws of the State of Delaware (the "Company"), and Robert R. McCormick Tribune Foundation ("Seller").

                                    RECITALS

     WHEREAS, the Company intends, but has not yet made any public announcement of such intention, to conduct a public offer to purchase for up to 53,000,000 shares of its Common Stock, par value $0.01 per share ("Common Stock") (including the Associated Preferred Share Purchase Rights), through a procedure commonly called a modified "Dutch Auction" at prices not greater than $32.50 nor less than $28.00 per share, pursuant to the terms and conditions of an Offer to Purchase and related Letter of Transmittal, drafts of which have been provided to Seller (together, the "Offer to Purchase"), as they may be revised amended, modified or supplemented from time to time after the date hereof (the "Tender Offer"), which is expected to commence no later than May 31, 2006;

     WHEREAS, as of the date hereof, Seller owns of record 36,981,988 shares of Common Stock, which constitutes approximately 12.2% of the issued and outstanding shares of Common Stock;

     WHEREAS, Seller has determined it will not tender any of its shares of Common Stock pursuant to the Tender Offer and instead has agreed to sell certain shares of Common Stock outside of the Tender Offer pursuant to this Agreement; and

     WHEREAS, the Company and Seller desire to make certain covenants and agreements regarding the Seller's Common Stock with one another pursuant to this Agreement.

     NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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                                    AGREEMENT

     1. Purchase and Sale of the Shares; the Closing.

          1.1 Purchase and Sale of Common Stock. Subject to and conditioned upon the Successful Completion (as defined below) of the Tender Offer and on the basis of the representations, warranties and covenants set forth herein, Seller agrees to sell to the Company, and the Company agrees to purchase from Seller, 8,958,200 shares of Common Stock, subject to adjustment as follows; provided, that in no event shall Seller sell more than 9,854,020 shares of Common Stock (the "Share Cap") to the Company:

               (a) if the Company increases or decreases the number of shares of Common Stock subject to the Tender Offer (any such increase or decrease, the "Tender Offer Change"), the aggregate number of shares of Common Stock to be purchased by the Company from Seller pursuant to this Agreement shall be increased or decreased, respectively, by an amount equal to the Tender Offer Change multiplied by a fraction, the numerator of which is 36,981,988 and the denominator of which is 265,681,856 (representing the outstanding shares of Common Stock held of record by Seller divided by the outstanding shares of Common Stock held of record by all stockholders of the Company other than Seller), subject to the Share Cap; and

               (b) if the number of shares of Common Stock tendered and accepted for purchase in the Tender Offer is less than the number of shares of Common Stock the Company is offering to purchase in the Tender Offer as of the expiration date of the Tender Offer (any such difference, the "Shortfall"), the aggregate number of shares of Common Stock to be purchased by the Company from Seller shall be increased by an amount equal to the Shortfall, subject to the Share Cap.

     The number of shares of Common Stock to be purchased from Seller by the Company pursuant to this Section 1.1 is herein referred to as, the "Shares".

          1.2 Purchase Price. The "Per Share Purchase Price" for the Shares shall be equal to the price per share actually paid by the Company for the shares of Common Stock tendered by the holders of Common Stock in the Tender Offer. The "Purchase Price" shall equal the Per Share Purchase Price specified in Section 1.2 multiplied by the number of Shares purchased by the Company from Seller pursuant to Section 1.1 of this Agreement.

          1.3 The Closing. Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the "Closing") will take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 at 10:00 a.m. Chicago time on the eleventh business day following the expiration or other termination of the Tender Offer (the "Successful Completion"), or at such other later date or place as the parties shall mutually agree. At the Closing, (i) Seller will deliver to the Company certificates representing the Shares to be purchased by the Company duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company, and (ii) the Company shall deliver the Purchase Price to Seller by wire transfer of immediately available funds to one or more accounts specified by Seller at least one business day prior to the Closing.

     2. Representations and Warranties of Seller. In order to induce the Company to enter into this Agreement, Seller hereby represents and warrants to the Company as follows:

          2.1 Ownership of Shares. Seller owns of record the number of issued and outstanding shares of Common Stock set forth in the recitals to this Agreement. The Shares to be sold to the Company by Seller when delivered to the Company shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions on the transfer of such Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

          2.2 Authorization. Seller has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to be sold by it to the Company. This Agreement is the


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legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of Seller, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

          2.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Seller or to which Seller is subject, (b) will not result in the creation or imposition of any lien upon the Shares to be sold by Seller, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Seller.

          2.4 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

     3. Representations and Warranties of the Company. In order to induce Seller to enter into this Agreement, the Company hereby represents and warrants as follows:

          3.1 Organization and Corporate Power; Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. As of the Closing, the Company will have sufficient capital to purchase the Shares hereunder and to purchase the shares of Common Stock to be purchased pursuant to the Tender Offer in each case in compliance with Section 160 of the Delaware General Corporation Law. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been approved by a majority of the disinterested directors on the Board of Directors of the Company, having been advised by counsel, and have been otherwise duly authorized by all requisite action on the part of the Company. This Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Company, enforceable against the Company in accordance with its terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

          3.2 Capital Stock. As of May 15, 2006, the authorized capital stock of the Company consisted of (i) 1,400,000,000 shares of Common Stock, of which 302,663,844 shares are issued and outstanding (exclusive of 83,441,765 shares held by subsidiaries or affiliates of the Company), and (ii) 12,000,000 shares of preferred stock, of which 6,000,000 shares are designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding, 823,568 shares are designated as Series C Convertible Preferred Stock, of which 88,519 shares are issued and outstanding, 380,972 shares are designated as Series D-1 Convertible Preferred Stock, of which 76,194 shares are issued and outstanding and 245,100 shares are designated as Series D-2 Convertible Preferred Stock, of which 49,020 shares are issued and outstanding.

          3.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the Tender Offer and any other transactions contemplated by the Tender Offer or hereby by the Company (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Company or to which the Company is subject, and (b) will not require the consent of or prior notice to any governmental entity or any party to any contract, agreement or arrangement with the Company, other than the consent of Seller provided in Section 8 hereof.

          3.4 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.


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     4. Conditions to the Company's Obligations. The obligations of the Company under Article 1 of this Agreement to purchase the Shares at the Closing from Seller are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Company in accordance with Section 8.4:

          4.1 Representations and Warranties. The representations and warranties of Seller contained in Article 2 of this Agreement shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          4.2 Consents. The Company shall have obtained all consents or waivers required under the Credit Facilities (as defined in the Offer to Purchase) as are necessary to consummate the transactions contemplated hereby.

          4.3 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

          4.4 Tender Offer. The Successful Completion of the Tender Offer shall have occurred and the number of shares of Common Stock tendered and accepted for payment in the Tender Offer shall not be less than 30,000,000 shares.

          4.5 Delivery of Certificates. Seller shall have delivered all of the stock certificates representing the Shares to be sold by it at the Closing, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

          4.6 Further Assurances. No governmental authority shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Company's good faith efforts to cause such withdrawal.

     5. Conditions to Seller's Obligations. The obligations of Seller under
Article 1 of this Agreement to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Seller in accordance with Section 8.4 of this Agreement:

          5.1 Representations and Warranties. The representations and warranties of the Company contained in Article 3 of this Agreement shall be true and correct as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          5.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

          5.3 Payment of Purchase Price. The Company shall have delivered the Purchase Price to be paid by the Company to Seller by wire transfer to the account(s) specified by Seller.

          5.4 Further Assurances. No governmental authority shall have advised or notified Seller that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of Seller's good faith efforts to cause such withdrawal.

          5.5 Minimum Amount of Common Stock Tendered. The number of shares of Common Stock tendered and accepted for payment in the Tender Offer shall not be less than 30,000,000 shares.


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     6. Covenants.

          6.1 No Purchase of Common Stock. Until eleven business days following the Successful Completion of the Tender Offer, Seller agrees that it will not, directly or indirectly, purchase any shares of Common Stock.

          6.2 No Sale of Common Stock. Except as contemplated hereunder, from the date hereof until the Closing or the termination of this Agreement, Seller agrees that it will not, directly or indirectly, sell any shares of Common Stock, including in the Tender Offer.

          6.3 Closing Conditions. Seller and the Company shall use their commercially reasonable efforts to ensure that each of the conditions to Closing is satisfied.

     7. Survival of Representations and Warranties; Limitation on Liability. All representations and warranties hereunder shall survive the Closing. Notwithstanding the foregoing, in no event shall Seller's liability for breach of the representations, warranties and covenants exceed the Purchase Price to be paid by the Company to Seller.

     8. Miscellaneous.

          8.1 Adjustments. Wherever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Company and Seller under this Agreement.

          8.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 8.2 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

          8.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.

          8.4 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought. For the avoidance of doubt, to the extent that any of the terms and conditions of this Agreement are inconsistent with any of the terms and conditions contained in the most recent draft Offer to Purchase furnished to Seller, the terms of this Agreement will govern and the Offer to Purchase will be revised to be consistent with the terms of this Agreement.

          8.5 Cooperation. The Company and Seller shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

          8.6 Termination. The Company or Seller may terminate this Agreement if
(i) the Tender Offer is terminated without the purchase of any shares of Common Stock or (ii) if the Tender Offer is not consummated by July 28, 2006; provided that the Company may not terminate this Agreement under this clause (ii) unless the Tender Offer is terminated. Upon termination of this Agreement pursuant to this Section 8.6, none of the


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parties hereto shall have any liability hereunder except for breaches of such party's representations, warranties or covenants occurring prior to the date of such termination.

          8.7 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

               (a)  If to Seller, to:

                    Robert R. McCormick Tribune Foundation
                    435 North Michigan Avenue
                    Suite 770
                    Chicago, IL 60611-4041
                    Attention: President
                    Phone: 312-222-3512
                    Fax: 312-222-3523

                    with a copy to:

                    Quarles & Brady LLP
                    500 West Madison Street
                    Suite 3700
                    Chicago, IL 60661
                    Attention: Thomas E. Chomicz, Esq.
                    Fax: 312-715-5155

               (b)  If to the Company, to:

                    Tribune Company
                    435 North Michigan Avenue
                    Chicago, IL 60611
                    Attention: Crane H. Kenney
                    Phone: 312-222-2491
                    Fax: 312-222-4206

                    with a copy to:

                    Sidley Austin LLP
                    One South Dearborn Street
                    Chicago, IL 60603
                    Attention: Larry Barden
                    Fax No. 312-853-7036

          8.8 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          8.9 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

          8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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          8.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

          8.12 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

          8.13 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

          8.14 Payment of Fees and Expenses. Each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.

          8.15 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.

          8.16 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

          8.17 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.


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     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                        TRIBUNE COMPANY


                                        By: /s/ Crane H. Kenney
                                            ------------------------------------
                                        Name: Crane H. Kenney
                                        Title: Senior Vice President,
                                               General Counsel and Secretary


                                        ROBERT R. McCORMICK TRIBUNE FOUNDATION


                                        By: /s/ David L. Grange
                                            ------------------------------------
                                        Name: David L. Grange
                                        Title: President


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